Exhibit 10.2

November 26, 2014

Mr. Tom Spade

14910 Sky Lane

Los Gatos, CA 95032

Re:Offer of Employment by Adesto Technologies Corporation

Dear Tom:

I am very pleased to confirm our offer to you of employment with Adesto Technologies Corporation (“the Company”).  You will initially report to Narbeh Derhacobian and your position will have the title of Vice President of World Wide Sales.  The terms of our offer and the benefits currently provided by the Company are as follows:

1.	Start Date. Your expected 1st day of employment with the Company is December 8th, 2014.
2.

Starting Salary. Your starting base salary of will be Two Hundred and Forty Thousand ($240,000) Dollars per year. In the event that the Company completes an initial public offering, your base salary will be adjusted to Two Hundred and Seventy Thousand ($270,000) Dollars per year.

3.

Options. We will recommend to the Board of Directors of the Company that you be granted the opportunity to purchase up to One Million Three Hundred and Forty Four Thousand (1,344,000) shares of Common Stock of the Company under our 2007 Equity Incentive/Option Plan (the “Plan”) at the fair market value of the Company’s Common Stock, as determined by the Board of Directors on the date the Board approves such grant. The shares you will be given the opportunity to purchase will vest at the rate of twenty five percent (25%) at the end of your first anniversary with the Company, and an additional two and one twelfth of a percent (2.0833%) per month thereafter, so long as you remain employed by the Company. Additionally, 50% of the unvested options will be vested immediately following either your termination without-cause by the Company or a change-incontrol event of the Company. However, the grant of such options by the Company is subject to the Board’s approval and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company. Further details on the Plan and any specific option grant to you will be provided upon approval of such grant by the Company’s Board of Directors.

4.

Sales Bonus Structure.  You will be entitled to receive a cash and equity bonus structure based on mutually agreed upon goals with the CEO and the Company Board of Directors. The structure for the cash components of this bonus is outlined in Table 1 of this offer letter. The structure for the equity bonus is also outlined in Table 1 and is geared towards meeting specific goals for Q1’2015 and Q2’2015. Further, the equity component of the bonus is only applicable so long as the company has not completed an initial public offering.

5.

Vacation/PTO/Sick-Leave. You will be entitled to 120 hours of PTO during every calendar year for the first five years of employment and earn an additional 8 hours PTO for each subsequent year of employment, up to a maximum of 160 hours. The amount of PTO available to you can be accrued and carried over from one year to the next, but in no circumstance shall it exceed 200 hours unless determined otherwise by the Company Compensation Committee.
6.

Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard “Employee Invention Assignment and Confidentiality Agreement” as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. You represent that your signing of this offer letter, agreement(s) concerning stock options granted to you, if any, under the Plan (as defined above) and the Company’s Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

7.

Employment with TriNet.  Our benefits, payroll, and other human resource management services are provided through TriNet Employer Group, Inc., a professional employer organization. As a result of ADESTO TECHNOLOGIES’ arrangement with TriNet, TriNet will be considered your employer of record for these purposes and your managers here at ADESTO TECHNOLOGIES will be responsible for directing your work, reviewing your performance, setting your schedule, and otherwise directing your work at ADESTO TECHNOLOGIES.

8.

At Will Employment. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either you or the Company for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.  Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.

9.

Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

10.

Arbitration. You and the Company agree to submit to mandatory binding arbitration any and all claims arising out of or related to your employment with the Company. This agreement to arbitrate applies to claims including, but by no means limited to, claims of discrimination, harassment, unpaid wages, breach of contract (express or implied), wrongful termination, torts, claims for stock or stock options, as well as claims based upon any federal, state or local ordinance, statute, regulation or constitutional provision, including, but not limited to, the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Employee Retirement Income Security Act (ERISA), 29 U.S.C. § 1001 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., and 42 U.S.C. § 1981, and any and all state or local laws prohibiting discrimination or regulating any terms or conditions of employment (“Arbitrable Claims”). Arbitration shall be the exclusive method by which to resolve Arbitrable Claims, except that each party may, at its, his or her option, seek injunctive relief in a court of competent jurisdiction related to the improper use, disclosure or misappropriation of a party’s proprietary, confidential or trade secret information. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS.  Arbitrable Claims do not include, and this Agreement does not apply to or otherwise restrict, administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the Employee’s ability to file such claims (including the Equal Employment Opportunity Commission and the National Labor Relations Board). Otherwise, the parties agree that arbitration shall be the exclusive remedy for administrative claims. The arbitration shall be conducted through the American Arbitration Association, before a single neutral arbitrator, in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.

11.

Background Check. This offer is contingent upon a successful employment verification of criminal, education, and employment background. This offer can be rescinded based upon data received in the verification. You will also agree that the Company reserves the right to do a background check anytime during your full time employment with the Company.

12.

Acceptance. This offer will remain open until August 10, 2011. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to contact us.

We are very excited and absolutely look forward to the opportunity to welcome you to Adesto Technologies Corporation.

Very truly yours,

Narbeh Derhacobian, President and CEO

Date:

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

Date signed: Dec 1, 2014

Name: TOM SPADE

Signature: /s/Tom Spade

Exhibit 10.2

Table 1

CASH COMP

			Pre IPO	Post IPO
		Base	$240,000	$270,000
		Annual Bonus Base	$150,000	$180,000
55%	Revenue	Lower than 85% Target	$-	$-
		85% to 90% Target	$41,250	$49,500
		90% to 99% Target	$66,000	$79,200
		100% Target	$82,500	$99,000
		101% to 110% Target	$86,625	$103,950
		111% or higher	$99,000	$118,800
30%	Design Wins	Lower than 85% Target	$-	$-
		85% to 90% Target	$22,500	$27,000
		90% to 99% Target	$36,000	$43,200
		100% Plan	$45,000	$54,000
		101% to 110% Target	$47,250	$56,700
		110% Plan or higher	$49,500	$59,400
15%	MBO		$22,500	$27,000
Assumes meeting MBO->		Total Comp Minimum	$262,500	$297,000
		Total Comp (15% Below)	$326,250	$373,500
		Total Comp (10% Below)	$364,500	$419,400
		Total Comp (Meet Plan)	$390,000	$450,000
		Total Comp (Max)	$411,000	$475,200

Equity COMP

			Pre IPO
		Base	1,344,000

Additional Equity Pre IPO and Std Vesting	Q1’2015	Hit 100% Revenue Target	153,600
		Hit 105% Revenue Target	172,800
		Hit 110% Revenue Target	288,000
	Q2’2015	Hit 100% Revenue Target	153,600
		Hit 105% Revenue Target	172,800
		Hit 110% Revenue Target	288,000